BRIGHT MINDS BIOSCIENCES INC.
(the "Corporation")

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

Purpose

The purpose of the Corporation's Nominating and Corporate Governance Committee (the "Committee") is to: (i) identify and recommend to the Board of Directors of the Corporation (the "Board of Directors") individuals qualified to be nominated for election to the Board of Directors; (ii) recommend to the Board of Directors the members and Chairperson for each Board of Directors committee; and (iii) periodically review and assess the Corporation's corporate governance principles contained in this Charter and make recommendations for changes thereto to the Board.

Committee Membership

1. The Committee shall consist of no fewer than two directors as determined by the Board of Directors each of whom must be independent as defined under applicable securities laws.

2. Notwithstanding paragraph 1 above, if the Committee is comprised of at least three members, one director, who is not independent and is not currently an Executive Officer1  or employee or a Family Member2  of an Executive Officer, may be appointed to the Committee if the Board, under exceptional and limited circumstances, determines that such individual's membership on the Committee is required by the best interests of the Corporation and its shareholders. If the Corporation relies on this exception, it must disclose, either on or through the Corporation's website or in the proxy statement for the next annual meeting subsequent to such determination (or, if the Corporation does not file a proxy, in its annual financial statements), the nature of the relationship and the reasons for the determination.  In addition, the Corporation must provide any disclosure required by applicable securities laws regarding its reliance on this exception. A member appointed under this exception may not serve longer than two years.

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1 The term "Executive Officer" means the Corporation's President, Secretary, Treasurer, Chief Executive Officer, Chief Financial Officer and  any Vice-President of the Corporation in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Corporation. Officers of the Corporation's parent(s) or subsidiaries shall be deemed officers of the Corporation if they perform such policy-making functions for the Corporation.

2 The term "Family Member" means a person's spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person's home.

3. All of the members of the Committee shall meet the applicable independence requirements of applicable law, except to the extent that applicable securities laws permit a director who is not independent pursuant to such rules to be a member of the Nominating and Corporate Governance Committee.

4. The members and Chairperson of the Committee shall be appointed and may be removed by the Board.

External Advisors

The Committee shall have the authority to: (i) retain, at the Corporation's expense, a search firm and other expert advisors as it deems necessary to fulfill its responsibilities; and (ii) determine, on behalf of the Corporation, the compensation of such advisors

Nomination Responsibilities

The following functions shall be the common, recurring activities of the Committee in carrying out its duties.

1. The Committee shall lead the Corporation's search for individuals qualified to become members of the Board.

2. The Committee shall evaluate and recommend to the Board of Directors for nomination candidates for election or re-election as directors.

3. In the event of a vacancy on the Board, or if the Committee becomes aware of a pending vacancy and the Board of Directors determines that such vacancy shall be filled by the Board, the Committee shall recommend to the Board of Directors a qualified individual for appointment to the Board.

4. The Committee shall establish and oversee appropriate director orientation and continuing education programs.

5. In assessing the qualification of a candidate, the Committee generally shall observe the following guidelines:

(a) the Committee shall bear in mind any applicable rules on independence and such other factors as it deems advisable;

(b) directors shall not be a director, consultant or employee of or to any competitor of the Corporation;

(c) in considering candidates, the Committee shall consider their other obligations and time commitments and their ability to attend meetings in person; and

(d) to avoid potential conflicts of interest, interlocking directorships will not be allowed. Interlocking directorships shall be deemed to occur if a senior executive officer of the Corporation serves on the board of or as a trustee of a company or institution that employs one or more directors (i.e., reciprocal directorships).

Corporate Governance Responsibilities

1. The Committee shall, from time to time, as the Committee deems appropriate, make recommendations to the Board of Directors regarding an appropriate organization and structure for the Board.

2. The Committee shall, from time to time, as the Committee deems appropriate, evaluate the size, composition, membership qualifications, scope of authority, responsibilities, reporting obligations and charters of each committee of the Board.

3. The Committee shall periodically review and assess the adequacy of the Corporation's corporate governance principles as contained in this Charter. Should the Committee deem it appropriate, it may develop and recommend to the Board of Directors for adoption of additional corporate governance principles.

4. The Committee shall periodically review the Corporation's Articles of Incorporation and Bylaws in light of existing corporate governance trends, and shall recommend any proposed changes for adoption by the Board of Directors or submission by the Board of Directors to the Corporation's stockholders.

5. The Committee may make recommendations on the structure and logistics of Board of Director meetings and may recommend matters for consideration by the Board.

6. The Committee shall consider, adopt and oversee all processes for evaluating the performance of the Board, each committee and individual directors.

7. The Committee shall annually review and assess its own performance.

General

1. The Committee shall perform any other duties or responsibilities delegated to the Committee by the Board of Directors from time to time.

2. The Committee shall report regularly to the Board.

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